EXHIBIT 2






                          STOCK PURCHASE AGREEMENT



                               BY AND BETWEEN


                            PIERCING PAGODA, INC.


                                     AND


                               RICHARD P. RUSS

                              TABLE OF CONTENTS

                                                                          Page

      1.    Acquisition of Stock; Purchase Price; Adjustments................1
            1.1   Acquisition of Stock.......................................1
            1.2   Purchase Price.............................................1
            1.3   Adjustments................................................2

      2.    Representations, Warranties and Agreements of  Shareholder with
             Respect to Company..............................................4
            2.1   Corporate Status; Outstanding Stock........................4
            2.2   Officers, Directors, Bank Accounts, etc....................5
            2.3   Subsidiaries and Joint Ventures............................5
            2.4   Financial Statements.......................................5
            2.5   Liabilities; Accounts Receivable...........................5
            2.6   Real Estate................................................6
            2.7   Personal Property..........................................7
            2.8   Insurance..................................................8
            2.9   Contracts, Leases, Agreements and Other Commitments........8
            2.10  Labor, Employment Contracts and Employee Benefit Plans.....9
            2.11  Litigation................................................10
            2.12  Conflicting Interests.....................................10
            2.13  Compliance with Law and Regulations.......................11
            2.14  Agreement Not in Breach of Other Instruments Affecting
                   Company; Governmental Consent............................11
            2.15  Tax Matters...............................................11
            2.16  Actions Since January 1, 1998.............................15
            2.17  [Intentionally Blank].....................................15
            2.18  Employee Benefit Plans and ERISA..........................15
            2.19  No Broker or Finder.......................................18

      3.    Further Representations and Warranties of Shareholder...........18
            3.1   Ownership of Capital Stock of Company.....................18
            3.2   Authorization; Valid and Binding Agreement................18
            3.3   Agreement Not in Breach of Other Instruments Affecting
                   the Shareholder..........................................19

      4.    Representations and Warranties of Buyer.........................19
            4.1   Corporate Status and Authority; Outstanding Stock.........19
            4.2   Agreement Not in Breach of Other Instruments
                    Affecting Buyer.........................................19
            4.3   No Broker or Finder.......................................19
            4.4   Inventory.................................................20

      4A.   Covenants of Buyer..............................................20
            4A.1  Leases....................................................20
            4A.2  Employees.................................................20
            4A.3  By-Laws...................................................20
            4A.4  Consents and Actions......................................21
            4A.5  Agreement with Shareholder................................21
            4A.6  Party Litigation..........................................21
            4A.7  Indebtedness..............................................21
            4A.8  Certain Tax-Related Distributions.........................22
            4A.9  Payment Deferral..........................................22
            4A.10 Cash Receipts.............................................22

      5.    Continuation and Survival of Representations and Warranties.....22

      6.    Buyer's Inspection Rights.......................................23

      6A.   PS Plan Termination.............................................23

      7.    Conduct of the Business of Company Pending Closing..............26

      7A.   Covenant of Shareholder.........................................28

      8.    Conditions Precedent to Buyer's Obligation to Close.............28

      9. Conditions Precedent to Shareholder's Obligation to Close.......29

      10.   Closing.........................................................30
            10.1  Closing Date..............................................30
            10.2  Deliveries by Shareholder at Closing......................30
            10.3  Deliveries by Buyer at Closing............................31

      11.   Indemnification of Buyer........................................32
            11.1  Basic Provision...........................................32
            11.2  Definition of "Deficiencies.".............................32
            11.3  Procedures for Establishment of Deficiencies..............33
            11.4  Payment of Deficiencies...................................34
            11.5  Limitation................................................34
            11.6  Remedy Exclusive..........................................34

      11A.  Indemnification of Shareholder..................................35
            11A.1 Basic Provision...........................................35
            11A.2 Definition of "Shareholder Deficiencies.".................35
            11A.3 Procedures for Establishment of Shareholder Deficiencies..35
            11A.4 Payment of Shareholder Deficiencies.......................36
            11A.5 Limitation................................................36
            11A.6 Remedy Exclusive..........................................37

      12.   Further Assurances..............................................37

      13.   Tax Covenants Relating to Company and Shareholder...............37

      14.   Defined Terms...................................................39

      15.   Termination.....................................................42

      16.   Miscellaneous...................................................43
            16.1  Indulgences, Etc..........................................43
            16.2  Controlling Law...........................................44
            16.3  Waiver....................................................44
            16.4  Notices...................................................44
            16.5  Exhibits and Schedules....................................45
            16.6  Binding Nature of Agreement...............................45
            16.7  Execution in Counterparts.................................45
            16.8  Provisions Separable......................................45
            16.9  Number of Days............................................46
            16.10 Entire Agreement..........................................46
            16.11 Paragraph Headings........................................46
            16.12 No Third Party Beneficiaries..............................46
            16.13 Publicity.................................................46
            16.14 Expenses..................................................46
            16.15 Interpretation............................................46

                          STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT made as of the 31st day of August 1998, by and between Piercing Pagoda, Inc., a Delaware corporation ("Buyer"), and Richard P. Russ ("Shareholder").

                                 WITNESSETH:

      WHEREAS, Shareholder owns all of the issued and outstanding shares of capital stock of Piercing Pagoda of Florida, Inc., a Florida corporation ("Company");

      WHEREAS, Buyer desires to acquire all of the issued and outstanding capital stock of Company from Shareholder on the terms and conditions hereinafter set forth;

      WHEREAS, Company is, and has been, engaged in the business of retailing primarily gold jewelry as a licensee of Buyer for more than 20 years, primarily through kiosk stores in Florida (the "Business"); and

      WHEREAS, a glossary of defined terms appears in Section 14 of this Agreement and reference is made to that Section for the definitions of capitalized terms used herein which are not defined elsewhere.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    .cquisition of Stock; Purchase Price; Adjustments

1.1 . On the Closing Date, Shareholder shall convey, transfer and assign, upon the terms and conditions herein set forth, to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall accept from Shareholder, all of the outstanding capital stock of Company.

1.2 . The purchase price (the "Purchase Price") to be paid by Buyer to Shareholder for all of the outstanding capital stock of the Company shall be an aggregate of $11.0 million, subject to adjustment as provided in Section
1.3 below, payable as follows:

1.2.1 $10.5 million of the Purchase Price, subject to preliminary adjustment as provided in Section 1.3 below (such amount, as so preliminarily adjusted, is referred to as the "Closing Date Payment"), shall be payable in cash at the Closing by wire transfer of immediately available funds to an account designated by Shareholder.

1.2.2 The remainder of the Purchase Price (the "Holdback Amount") shall be deposited into an interest-bearing escrow account (the "Escrow") at First Union Bank (the "Escrow Agent"). Upon the determination of the Final Net Worth Adjustment (as defined below), if the Preliminary Net Worth Adjustment (as defined below) is less than the Final Net Worth Adjustment, Buyer shall receive from the Holdback Amount the amount of such deficiency (such deficiency, if any, being hereinafter referred to as the "Net Worth Adjustment Deficiency"). Upon the determination of the Final Net Worth Adjustment, if the Final Net Worth Adjustment is less than the Preliminary Net Worth Adjustment, Buyer shall promptly pay to Shareholder in cash the amount of such deficiency. The remainder of the funds in Escrow, if any, shall be released to Shareholder from Escrow six months from the date of Closing, to the extent that claims have not been made against such amount by such date pursuant to Section 11 hereof. Buyer shall have the right to receive funds from the Escrow to the extent of any Deficiencies established in accordance with Section 11 below. In addition, to the extent that funds in the Escrow are insufficient to cover any such Deficiencies, subject to the provisions of Section 11 hereof, Shareholder shall be personally liable for such amount and, without limiting Buyer's other remedies, Buyer shall have the right to set-off any such insufficiency against any amounts due to Shareholder and/or GSR pursuant to the Agreement with Shareholder (as defined below). The Escrow Agent shall maintain the Escrow in accordance with, and shall be governed by, the terms of an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement").

1.3 . The Purchase Price shall be subject to adjustment in accordance with the following provisions:

1.3.1 The Purchase Price shall be reduced by an amount equal to the amount, if any, by which the Closing Date Net Worth (as defined below) is less than $300,000 and shall be increased by the amount, if any, by which the Closing Date Net Worth is greater than $300,000. For purposes of this Agreement, "Net Worth Adjustment" means $300,000 minus the Closing Date Net Worth. The parties acknowledge and agree that the Net Worth Adjustment will be a negative number if the Closing Date Net Worth exceeds $300,000. "Net Worth" shall equal the assets of the Company minus the liabilities of the Company (including without limitation all tax accruals), both as determined in accordance with GAAP (except that (i) depreciation is based upon depreciation calculated for federal income tax purposes, and not GAAP, and
(ii) inventory calculations and amounts, which are stated on the "FIFO" method, shall be figures supplied by Buyer to Company, which shall be estimates and subject to adjustment with respect to the Preliminary Closing Date Net Worth and Preliminary Net Worth Adjustment and final and not subject to adjustment (except in the case of inaccuracies to the extent mutually agreed by Buyer and Shareholder) with respect to the Final Closing Date Net Worth and Final Net Worth Adjustment) and in accordance with the policies and practices utilized by the Company in preparing the Warranted Balanced Sheet (as defined in Section 2.4 below). "Closing Date Net Worth" shall equal Net Worth as of the close of business on the day immediately prior to the Closing Date (provided that if the Closing takes place on or after August 31, 1998, the Closing Date Net Worth shall equal Net Worth as of the close of business on August 31, 1998).

1.3.2 Buyer shall deliver to Shareholder as promptly as practicable after the date hereof a reasonable good faith estimate of what Company's inventory and accounts payable to Buyer will be as of August 31, 1998 (or such earlier date as is used to calculate Closing Date Net Worth), and as promptly as practicable thereafter and at least two business days prior to the Closing Date, Shareholder shall submit to Buyer his reasonable good faith estimate of the Closing Date Net Worth (the "Preliminary Closing Date Net Worth") and of the Net Worth Adjustment (the "Preliminary Net Worth Adjustment"). The Closing Date Payment shall be based on the Preliminary Net Worth Adjustment (i.e., the Closing Date Payment will equal $10.5 million minus the Preliminary Net Worth Adjustment, if any, so that if the Preliminary Net Worth Adjustment is positive, the Closing Date Payment will be less than $10.5 million and if the Preliminary Net Worth Adjustment is negative, the Closing Date Payment will be greater than $10.5 million). The parties acknowledge and agree that if the Preliminary Closing Date Net Worth exceeds $300,000, Buyer shall have the right to require the Company to pay to Shareholder at the Closing the amount of such excess; provided Buyer shall provide the Company with, or cause the Company to obtain, the required funds. The parties further acknowledge and agree that the Preliminary Closing Date Net Worth is $750,000 and that the Preliminary Net Worth Adjustment is negative $450,000; accordingly the Closing Date Payment is $10.95 million.

1.3.3 The "Final Closing Date Net Worth" and the "Final Net Worth Adjustment" shall be determined in accordance with the following procedures. Within 15 days after the Closing, Buyer shall deliver to Shareholder the information relating to inventory and accounts payable, and Buyer shall cause the Company to give Shareholder access to such other information, necessary to calculate the Closing Date Net Worth and the Net Worth Adjustment as of August 31, 1998 (or such earlier date as is used to calculate Closing Date Net Worth), and within 45 days after Shareholder's receipt of all such information, Shareholder shall deliver to Buyer calculations of the Closing Date Net Worth and the Net Worth Adjustment, which calculations shall be made in a manner consistent with the Company's past practices and with the calculation of the Preliminary Closing Date Net Worth and the Preliminary Net Worth Adjustment, and shall show the balance sheet items and amounts used in the calculations. Such calculations shall become the Final Closing Date Net Worth and the Final Net Worth Adjustment unless, within 60 days after Buyer's receipt of such calculations, Buyer notifies Shareholder in writing of Buyer's different calculations of such amounts. In such event, Buyer's calculations shall become the Final Closing Date Net Worth and the Final Net Worth Adjustment unless, within 15 days after Shareholder's receipt of such calculations, Shareholder notifies Buyer in writing of his disagreement with Buyer's calculations. The parties shall, in good faith, attempt to resolve any such dispute. In the event the parties are unable to resolve such dispute within 30 days after Shareholder notifies Buyer of such disagreement, they shall (i) retain as arbitrator the Miami, Florida office of Arthur Andersen LLP or, failing such firm's agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties (provided that, (A) the individual to serve as arbitrator shall be reasonably acceptable to both parties, and (B) if the parties cannot agree on a firm which agrees to act in such capacity within 30 days, either party may cause an arbitrator to be appointed by the American Arbitration Association in Miami, Florida) and (ii) request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve all such disputed matters, provided that the parties agree that the scope of retention of the arbitrator shall be limited to resolving the issues presented to it within the ranges proposed by Buyer and Shareholder. The decision of the arbitrator shall be in writing and shall be final, non-appealable and binding on Shareholder and Buyer, and the amounts so determined shall be the Final Closing Date Net Worth and Final Net Worth Adjustment, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Buyer and one-half by Shareholder; provided, however, that, if the Final Net Worth Adjustment so determined by arbitration differs by more than $75,000 from the Final Net Worth Adjustment as determined by either party, either party, within 30 days after such decision has been delivered to the parties, may initiate litigation to contest the determination of the Final Closing Date Net Worth and the Final Net Worth Adjustment. The non-prevailing party in such litigation (i.e., the party whose claimed Final Net Worth Adjustment is further from the Final Net Worth Adjustment as determined by the litigation than the other party's, it being acknowledged and agreed that for purposes of this provision, the party that does not initiate the litigation shall have the right to elect, by written notice to the party who initiated the litigation within 20 days after the litigation is initiated, in his or its sole discretion, whether his or its Final Net Worth Adjustment is that determined by the arbitrator or that which he or it presented to the arbitrator) shall pay the fees (including reasonable attorneys' fees) and expenses of the prevailing party.

1.3.4 In order to facilitate the adjustment procedures described above, the parties shall mutually arrange for a physical inventory to be taken on the close of business on August 31, 1998.

2. Representations, Warranties and Agreements of Shareholder with Respect to Com. As material inducement to Buyer to enter into this Agreement and to close hereunder, Shareholder hereby makes the following representations, warranties and agreements to and with Buyer:

2.1 . Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is not required to be qualified to do business as a foreign corporation in any jurisdiction. Company has an authorized capital consisting of 1,000,000 shares of Common Stock, $0.01 par value per share, of which 250 shares are outstanding, all of which outstanding shares are validly issued, fully paid and non-assessable, and 500 shares are held in the Company's treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Company, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Company's capital stock, nor are there any instruments or agreements giving anyone the right to acquire any such rights. True, correct and complete copies of Company's minute books and stock records, including Company's Articles of Incorporation and By-Laws and all amendments to both, have been made available to Buyer. Company is not in default under or in violation of any provision of its Articles of Incorporation or its By-Laws, except where a violation of the Bylaws would not have a material adverse effect on the Company, the ability of Shareholder to consummate the transactions contemplated by this Agreement, or on the ability of Buyer to conduct the business of the Company as it is presently conducted.

2.2 Schedule 2.2 discloses, as of the date hereof, all directors and officers of Company, all bank accounts and safe deposit boxes of Company and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

2.3 . Except as set forth on Schedule 2.3, the Company has not owned and does not currently own any capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity.

2.4 . The balance sheets of Company as at June 30, 1996, June 30, 1997, September 30, 1997 and June 30, 1998 (the balance sheet as at June 30, 1998 is hereafter referred to as the "Warranted Balance Sheet") and the related statements of income (loss) for the twelve month periods ended June 30, 1996 and 1997, the three month period ended September 30 and the nine month period ended June 30, 1998, copies of all of which constitute Schedule 2.4, were prepared in accordance with GAAP (except that (x) as to all such balance sheets and statements of income (i) depreciation is based upon depreciation calculated for federal income tax purposes, and not GAAP, and
(ii) inventory calculations and amounts, which are stated on the "FIFO" method, are based upon figures supplied by Buyer to the Company, and shall not be adjusted or disputed by Buyer, and (y) as to all such balance sheets and statements of income except the Warranted Balance Sheet, (i) prepaid expenses and deferred charges were expensed as paid and not amortized and
(ii) liabilities in an amount not greater than $60,000 in any such period were not accrued), and (except in the Warranted Balance Sheet and related statements of income to the extent they were not prepared in accordance with the practices described in clauses (y)(i) and (ii) above) in accordance with practices consistently applied throughout the periods reported upon and with past periods, and fairly present the financial position of Company as at the dates of such balance sheets, and the results of the operations of Company for the periods ended on such dates (subject to (i) in the case of the foregoing financial information as at, and for the periods ended, September 30, 1997, and June 30, 1998, to normal year-end adjustments which would not be material and (ii) the absence of footnote disclosures). Such financial statements were compiled by Howard M. Amdur, C.P.A., P.A., certified public accountant (whose reports are included with such financial statements, except for the Warranted Balance Sheet). To the Knowledge of Shareholder, Howard M. Amdur, C.P.A., P.A., will issue an unqualified report with respect to the Warranted Balance Sheet on or prior to September 30, 1998. The Net Worth as of the date hereof is at least $300,000.

2.5 . To the Knowledge of Shareholder, the Company has no liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed, contingent, or otherwise, including penalty, acceleration or forfeiture clauses in any contract, except as and to the extent disclosed in the Warranted Balance Sheet or in Schedule 2.5 or incurred since June 30, 1998 in the ordinary course of business consistent with past practice and which are not material to the Company. Each of the accounts receivable of Company reflected on the Warranted Balance Sheet constituted a valid claim in the full amount thereof against the debtor charged therewith on the books of Company, was acquired in the ordinary course of Company's business and will be paid in full within 90 days after the Closing Date. To the Knowledge of Shareholder, no account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. There is no reserve for doubtful accounts reflected on the Warranted Balance Sheet.

2.6         .eal Estate

2.6.1 Company has no interest in any real estate except those properties disclosed on Schedule 2.6 which Company leases or subleases, as tenant or subtenant (the "Leased Properties"). All Leased Properties are available to be used without material restriction in the conduct and operation of the Business and, to the Knowledge of Shareholder, comply in all material respects with all applicable legal requirements. The Company has not received from any governmental authority any written notice of any material violation of any applicable law with respect to the use or condition of any of the Leased Properties, including without limitation, applicable building and zoning codes and regulations of any governmental authority having jurisdiction. To Shareholder's actual knowledge, no owner of any Leased Property has received such a notice.

2.6.2 (A) All leases or subleases (collectively, the "Leases") of the Leased Properties are disclosed on Schedule 2.6, including for each the amount of any security deposit and whether there are any non-disturbance agreements from mortgagees or paramount lessors; (B) Shareholder has delivered to Buyer true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (C) except as disclosed on
Schedule 2.6, Company is the holder of the lessee's or sublessee's interest, as applicable, in each Lease and Company has not assigned any Lease or any interest therein or subleased any portion of the Leased Properties; (D) each Lease is in full force and effect; (E) Company and, to the actual knowledge of Shareholder, each landlord under any Lease, is not in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Company or, to the actual knowledge of Shareholder, any landlord under any Lease; (F) except as set forth on Schedule 2.6, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases or require the consent of any landlord or other person or entity; (G) neither Company nor Shareholder has actual knowledge of any fact or circumstance that would cause Buyer or Company, as the case may be, to be unable to renew any Lease on (i) its current terms or (ii) if greater, market terms; and (H) listed separately on Schedule 2.6 are all leases being negotiated or otherwise being pursued as of the date of this Agreement. 1.1.1

2.6.3 Except as disclosed on Schedule 2.6, Company: (A) has complied in all material respects with all applicable legal requirements of any nature concerning the protection of human health, safety or the environment, including, without limitation, requirements concerning discharges to the air, soil, surface water or ground water and concerning the generation, storage, treatment, disposal or remediation of any waste (collectively, "Environmental Law"), and for dealing with, storage, treatment and disposal of "hazardous substances," "pollutants," "contaminants" or similarly described materials, as those terms are defined under any Environmental Law;
(B) has never received any notice from any governmental authority or third party alleging any liability or condition that could give rise to a liability or an obligation to take remedial action or file reports under Environmental Law, and Shareholder has no Knowledge of any condition that could give rise thereto, and has never taken such action or filed such reports; and (C) has obtained all necessary registrations, licenses, permits and approvals required by any Environmental Law. With respect to the ear-piercing process (including storage, handling, piercing and disposal), the Company has employed the pre-sterilized, single-use method of Inverness Corporation and Shareholder is not making any representation or warranty with respect to Environmental Laws as they relate to the ear-piercing process (including storage, handling, piercing and disposal), other than that Company has employed such process. Notwithstanding the generality of the representations and warranties set forth in Section 2.13 hereof, the representations and warranties set forth in Section 2.13 shall be deemed not to be applicable to any matter arising under any Environmental Law.

2.7         .ersonal Property

2.7.1 Except as disclosed on Schedule 2.7.1, (i) Company has good and valid title to all material personal property, tangible and intangible reflected on the Warranted Balance Sheet or acquired by it since the date of the Warranted Balance Sheet, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances and claims of every kind or character, except Permitted Liens, (ii) Company is the owner of all the personal property now located in or upon the premises occupied by Company and of all personal property which it uses in the operation of its business, and (iii) all equipment, furniture and fixtures, and other tangible personal property of Company is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair. Company does not own, has no rights in, and is not using in the conduct of its business, any Intellectual Property (as defined below), except (A) as set forth on Schedule 2.7.1, (B) pre-packaged, "shrink-wrapped" software, (C) software developed by or on behalf of the Company which is used solely to access Buyer's database in the ordinary course, and (D) software proprietary to Buyer. Company has not assigned or otherwise transferred, directly or indirectly, that certain Restatement and Modification of Licensing Agreements by and between Company and Buyer, dated June 3, 1994, as amended by that certain Amendment to Restatement and Modification of Licensing Agreements by and among Company, Buyer and Ears, Inc., dated November 1, 1995, or any interest therein, to any person or entity. Neither Shareholder nor any relative or Affiliate of Shareholder (other than Company) is a party to any agreement, arrangement or understanding with the Company or Buyer, or has any rights, relating to Intellectual Property or otherwise. As used herein, "Intellectual Property" shall include trademarks, trade names, logos, service marks, copyrights, patents, pending patent applications, shoprights, know-how, trade secrets, computer programs and computer software and the like and other items commonly known as intellectual property.

2.7.2 The corporate name of Company and the trademarks, trade names, logos and service marks listed on Schedule 2.7.2 (collectively "Marks") are the only Marks which are used by Company in the operation of its business. Within the past five years, Company has not done business under any name other than its current corporate name or a trade name disclosed on Schedule 2.7.2.

2.8 . Company maintains the insurance policies described on Schedule 2.8. All of such policies are in full force and effect, Company is not in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Company has not received notice from any issuer of any such policy of the insurer's intention to cancel or refuse to renew any such policy issued by such insurer. True, correct and complete copies of all binders for such policies and of Company's lapsed policies have been delivered to Buyer.

2.9         .  tracts, Leases, Agreements and Other Commitments

2.9.1 Company is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney in favor of a third party and not revocable at will, guaranty, surety arrangement or other commitment, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, except for agreements with Buyer or its Affiliates, and the following (which are hereinafter collectively called the "Company Agreements"):

2.9.1.1                   Leases described on Schedule 2.6;

2.9.1.2 agreements involving a maximum possible liability or obligation per agreement per annum on the part of Company of less than $10,000 each and less than $100,000 in the aggregate;

2.9.1.3 employment-related agreements each of which is disclosed on Schedule 2.10;

2.9.1.4                   agreements listed on Schedule 2.9; and

2.9.1.5 other agreements that are not material to the conduct of Company's business.

2.9.2 All of the Company Agreements are in full force and effect and are valid, binding and enforceable against the Company and, to the actual knowledge of Shareholder, the other parties thereto, subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect of availability of rules of law governing specific performance, injunctive relief, contracts in violation of public policy, or other equitable remedies (considered in a proceeding at law or in equity). Except as disclosed on
Schedule 2.9, Company and, to the Knowledge of Shareholder, all other parties to all of the Company Agreements have performed all material obligations required to be performed to date under the Company Agreements and neither Company nor, to the Knowledge of Shareholder, any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder, except for such default or breach which would not have a material adverse effect on the condition (financial or otherwise), net worth, assets, operations or liabilities of the Company (a "Material Adverse Effect"). Except as set forth on Schedule 2.9, the execution of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a material breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Company Agreement. Except as set forth on Schedule 2.9, Shareholder is not aware of any intention by any party to terminate or amend any Company Agreement or, if Company intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

2.9.3 Except as set forth on Schedule 2.9.3, as of the date of this Agreement, there were no outstanding written or oral proposals, bids, offers or guaranties made by Company, which, if accepted, would or could impose any material debts, obligations or liabilities upon Company.

2.10        .abor, Employment Contracts and Employee Benefit Plans

2.10.1 Schedule 2.10 discloses a complete and correct list of all employees of Company, showing for each his or her status (full-time, part-time, on leave of absence, etc.), gross rate of hourly or weekly compensation, title, original date of hire, accrued vacation time (or compensation in lieu of vacation), any bonus or deferred compensation arrangements, fringe benefits and service credited for purposes of vesting and/or eligibility under any plan, including without limitation, any profit sharing, retirement or vacation plan or any other employment-related benefit plan or program. Without limiting the generality of Section 2.9 hereof, except as disclosed on Schedule 2.10, Company is not a party to any employment agreement, consulting agreement, personal service agreement or agreement with any independent contractor, and there are no actual or, to Shareholder's Knowledge, threatened controversies related to or arising out of any such existing or alleged agreements. Company is not a party to any pending or threatened labor dispute. To the extent required, on or prior to the Closing Date, the Company shall have performed all obligations, given all notices and obtained all consents necessary under such agreements to consummate this Agreement.

2.10.2 The consummation of this Agreement will not constitute or result in a material breach or default under any agreement disclosed on Schedule 2.10, will not result in or permit the termination of any such agreement and will not cause any special rights (including, without limitation, any severance, "golden parachute," change of control or similar benefit) to become available (with or without the occurrence of any future actions) to any party to any such agreement.

2.10.3 Company is not a party to any collective bargaining agreement. With respect to employees of Company, none of the following events or circumstances exists and none is threatened: a labor controversy, a claim of illegal or improper conduct or activities, an unresolved grievance or charge of unfair labor practice, an arbitration proceeding or a union organizing effort. Except as described in Schedule 2.10, Company has not received written notice or, to the Knowledge of Shareholder, verbal notice of any claim that it has not complied with any applicable legal provision relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties or interest for failure to comply with any of the foregoing. Company has not been the subject of any organizing efforts by any labor organization, strike, work stoppage, "sickout" or picketing by any group of persons (whether or not employees).

2.10.4 There is no employee of Company whose employment is not terminable at will, consistent with applicable federal and state laws and regulations.

2.11 . Except as disclosed on Schedule 2.11, and except for fully insured claims brought by customers of Company related to ear piercing, Company is not a party to or, to the Knowledge of Shareholder, threatened with any suit, action, arbitration, or administrative or other proceeding, either at law or in equity, or governmental investigation, by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; to the Knowledge of Shareholder, there is no basis for any suit, action, arbitration, or administrative or other proceeding against Company which could reasonably be expected to have a Material Adverse
Effect, individually or in the aggregate; there is no judgment, decree, award or order of any governmental entity, arbitration, panel or other tribunal ("Order") outstanding, as of the date of this Agreement, against Company, and no such Order shall be outstanding against the Company at the Closing Date except for Orders with which Company shall have fully complied and which would not materially limit the conduct of the business of the Company or otherwise have a Material Adverse Effect; and Company is not contemplating the institution by it of any suit, action, arbitration or administrative or other proceeding.

2.12 . Except as disclosed on Schedule 2.12, no director, officer or employee of Company and no Shareholder or relative or Affiliate of any of the foregoing (a) has any pecuniary interest in any supplier of Company or in any other business enterprise with which Company conducts business or with which Company is in competition; (b) is indebted to Company; or (c) is a party to any transaction or agreement with Company (apart from such person's status as an employee or stockholder as such); provided, however, that the representations made in clauses (a) and (c) as they relate to employees of the Company (except for Shareholder and his relatives) and their Affiliates are made to the Knowledge of Shareholder.

2.13 . Except as shown on Schedule 2.13, Company is in material compliance and has at all times complied in all material respects with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it. Without limiting the foregoing, Company has obtained and now holds all material licenses, permits, certificates and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it. Company has properly filed all material reports and other documents required to be filed with any federal, state, local and foreign government or subdivision or agency thereof. Company has not received any notice from any federal, state or local authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply in any material respect with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Company are disclosed on Schedule 2.13 and, except as noted on such Schedule, none of the items so listed will lapse or expire prior to the 90th day after Closing.

2.14  Agreement  Not in  Breach  of  Other  Instruments  Affecting  Company;
Governmental. Except as disclosed on Schedule 2.14, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (a) will not result in the imposition of any lien, security interest or encumbrance on any asset of Company or in the breach of any of the terms and provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause any acceleration of any material obligation of Company under, or permit any other party to modify or terminate, any material agreement or other instrument (including, without limitation, the Company's Articles of Incorporation and Bylaws) by which Company is bound, any Order, or any applicable law, rule or regulation material to the Company or the conduct of its business, (b) do not require the consent of any governmental authority or other person or entity (except as may be required by or with respect to Buyer), and (c) will not result in any limitation or restriction of any material right of Company, except in all cases described in (a) and (c), such as relate to the Company's relationship with Buyer and its Affiliates.

2.15        .ax Matters

2.15.1 Definitions. The following terms shall have the meanings set forth in this Section 2.15.1:

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute. All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code (or a related statute) which replace or supersede the sections in effect at the time this Agreement is executed.

                  "Regulation" or "Treasury Regulation" means regulations issued under the Code as such regulations may be amended. All references herein to specific sections of the Regulations shall be deemed also to refer to any provisions of the Regulations which replace or supersede the sections in effect at the time of the execution of this Agreement.

                  "Return" and "Returns" mean any return, report, declaration, estimate, information statement, claim for refund, notice, form or any other kind of document, including any schedule or attachment thereto, and including amended versions of any of the foregoing, relating to or required to be filed in connection with any Tax.

                  "Tax" and "Taxes" means any federal, state (including District of Columbia), local, foreign (including possessions or territories of the United States) or other tax (whether income, gross receipts, franchise, excise, customs, sales, use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by Company pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto.

2.15.2 Giving effect to all extensions obtained, Company has filed when due in a timely fashion all Returns that are required to be filed on or before the date hereof by or with respect to Company. All such Returns are correct and complete. Company is not the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where Company does not file Returns that it is or may be subject to or liable for any Tax imposed by that jurisdiction.

2.15.3 Except as set forth on Schedule 2.15, all Taxes for which Company is liable and that are due on or before the date hereof (whether or not shown to be due on any Return) have been paid when due in a timely fashion. There are no liens on any assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable, or for Taxes that Company or Shareholder are contesting in good faith through appropriate proceedings as set forth on Schedule 2.15.

2.15.4 Company has withheld or collected and paid or deposited, or will timely pay and deposit, all Taxes required to have been withheld or collected and paid or deposited by Company in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

2.15.5 Except as set forth on Schedule 2.15, no taxing authority has asserted, or to the Knowledge of Shareholder, threatened to assert, any adjustment, deficiency or assessment for any Taxes against Company or Shareholder (with respect to Taxes of Company), and, to the Knowledge of Shareholder, no basis exists for any such adjustment, deficiency or assessment which would result in additional taxes owed by Company or Shareholder (with respect to Company) for any period for which Returns have been filed. Schedule 2.15 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1993 and indicates those Returns of Company that have been audited and those Returns of Company and Shareholder (with respect to Taxes of Company) that currently are the subject of audit. Shareholder has delivered to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by Company or Shareholder (with respect to Taxes of Company) since December 31, 1993.

2.15.6 Neither Company nor Shareholder (with respect to Taxes of Company) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed.

2.15.7 Except as set forth on Schedule 2.15, Company does not have any income or gain that may be reportable for a period ending after the date hereof and the Closing Date without the receipt of an equal amount of cash during such period, which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the date hereof.

2.15.8 There are no currently outstanding requests made by either of Company or Shareholder (with respect to Taxes of Company) for tax rulings, determinations or information that could affect the Taxes of the Company or Shareholder (with respect to Taxes of Company).

2.15.9 Schedule 2.15 lists all Returns (other than income tax returns) filed with respect to Company for taxable periods ending on or after December 31, 1994.

2.15.10 Company has not been obligated to deduct and withhold Taxes under Code Section 1441.

2.15.11 Shareholder is not a nonresident alien individual within the meaning of Code Section 7701(b) and shall deliver at Closing a "Nonforeign Certificate" meeting the requirements of Code Section 1445(b)(2).

2.15.12 Company was not, within the past six years, a party to any Tax allocation or sharing agreement except as set forth on Schedule 2.15. Company has not been a member of an affiliated group defined in Code Section 1504(a) filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any person or entity under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise. During the past six years, Company has not been a member of a group of companies filing a unitary, consolidated or combined state Return except as set forth on Schedule 2.15.

2.15.13 Company is, and at all times since July 1, 1997, has been, qualified as an "S corporation" under the Code and will be an "S corporation" up to and including the day before the Closing Date. Company is, and at all times since July 1, 1997, has been qualified as an "S corporation" in the State of Florida. With respect to any tax periods ending on or before the date hereof and the Closing Date, Company is and has not been subject to tax under Code
Section 1363(d) (recapture of LIFO benefits), 1374 (built-in gains) or 1375 (passive investment income). Company has not made an election under Code
Section 1361(b)(3) to treat any wholly owned subsidiary as a "qualified subchapter S subsidiary." Company in the past 10 years has not acquired assets from another corporation in a transaction in which Company's Tax basis for the assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) held by the transferor corporation.

2.15.14 Schedule 2.15 sets forth the following information with respect to Company as of the beginning of its current taxable year (as well as on an estimated pro forma basis as of the Closing Date giving effect to the passage of time and the consummation of the transactions contemplated hereby): (a) the adjusted tax basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution of Company; (c) the tax elections of Company affecting the character, source, timing and computation of income, gain, loss, deduction and credits of Company; and (d) a list of all other actions or items which have a material effect on the calculation of Taxes payable by Company.

2.15.15 Company has not made, is not obligated to make, and will not, as a result of the transactions contemplated hereby, make or become obligated to make any "excess parachute payment" within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

2.15.16 Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

2.15.17 No consent under Code Section 341(f) has been filed and no agreement has been entered which would require such consent to be filed with respect to Company.

2.15.18 Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

2.15.19  The  unpaid  taxes  of  Company   (other  than  those   payable  by
Shareholder) will not, as of the Closing Date and, did not, as of June 30, 1998 exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which will be taken into account in determining the Closing Date Net Worth and which is set forth on the Warranted Balance Sheet, respectively.

2.15.20 Company has not changed its annual accounting period for federal tax purposes since 1992, except as set forth in Schedule 2.15.

2.16 . Except as disclosed on Schedule 2.16, since January 1, 1998, or August 31, 1998 with respect to subsection 2.16.7 below, Company:

2.16.1 has not taken any action outside of its ordinary and usual course of business;

2.16.2 has not borrowed any money or become contingently liable for any obligation or liability of others;

2.16.3 has paid all of its debts and obligations as they became due;

2.16.4 has not incurred any debt, liability or obligation of any nature to any party except for obligations arising in the ordinary course of business;

2.16.5            has not knowingly waived any right of material value;

2.16.6 has not issued or agreed to issue any securities or rights to acquire securities; and

2.16.7 except for (i) payment of compensation, benefits and expenses consistent with past practices, (ii) the repayment, on or prior to the Closing Date, of the loans (including accrued interest) described in
Schedule 9.5, (iii) the contingent distribution contemplated by Section 1.3.2, and (iv) distributions contemplated by Section 4A.8, since August 31, 1998, has not transferred, distributed or paid, directly or indirectly, any money or other property or assets in any manner or for any reason to Shareholder or relatives or Affiliates of Shareholder.

2.17        [Intentionally Blank]

2.18        .mployee Benefit Plans and ERISA

2.18.1 Definitions. The following terms shall have meanings set forth below for purposes of this Section 2.18:

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute. All references to specific sections of ERISA shall be deemed to include any provisions of ERISA which replace or supersede the sections in effect at the time this Agreement is executed.

                  "ERISA Affiliate" means all persons which are treated as being under common control or as a single employer (under Section 414(b), (c), (m) or (o) of the Code) with Company.

                  "IRS" means the Internal Revenue Service.

                  "Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate makes, is obligated to make, or has made or has been obligated to make contributions.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) which Company or any ERISA Affiliate sponsors, maintains, or to which any of them makes or is obligated to make contributions.

                  "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), severance, bonus or other incentive compensation, vacation, change of control, stock option, stock appreciation right, service award, company car, club membership, relocation, educational assistance, patent award, employee loan, policy, practice or employment or consultancy arrangement as to which Company or any ERISA Affiliate sponsors, maintains or makes or is obligated to make contributions or payments.

                  "412 Plan" means a pension plan (as defined in Section 3(2) of ERISA) which Company or any ERISA Affiliate sponsors or maintains, and is covered under Section 412 of the Code.

                  "Withdrawal Liabilities" means the amount of liability determined or which may be determined pursuant to Section 4201 of ERISA with respect to a Multiemployer Plan.

2.18.2 Schedule 2.18.2 separately lists all existing Plans, and separately identifies all Plans providing retiree benefits.

2.18.3 Schedule 2.18.3 lists each employment, consultancy or similar agreement with respect to which Company or any ERISA Affiliate is a party, and a true and complete copy of each such agreement has been provided to Buyer.

2.18.4 True and complete copies of the following documents with respect to any Plan (as applicable) have been delivered to Buyer: (a) the most recent plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last two years), (b) the most recent Form 5500 and schedules thereto, (c) the most recent IRS determination letter, (d) all of the summary plan descriptions, (e) a written description of each material non-written Plan, and (f) each written communication to employees intended to describe a Plan or 412 Plan or any benefit provided by a Plan.

2.18.5 Each Plan is and has been maintained in compliance in all material respects with applicable law, including but not limited to ERISA, and the Code and with any applicable collective bargaining agreements or other contractual obligations.

2.18.6 The only Plan intended to be tax qualified under Section 401(a) of the Code is the Piercing Pagoda of Florida, Inc. Profit Sharing Plan (the "PS Plan"). The PS Plan as originally adopted on January 2, 1992 was the subject of a favorable determination letter issued by the IRS on April 10, 1992. The PS Plan was subsequently amended and restated on April 29, 1997. The amended and restated PS Plan has not been submitted to the IRS for its determination on the PS Plan's continued qualification. To the Knowledge of Shareholder, the amended and restated PS Plan qualifies under Section 401(a) of the Code and the trusts created thereunder are exempt from tax under the provisions of Section 501 of the Code.

2.18.7 No Plan constitutes a 412 Plan or a Multiemployer Plan nor is any Plan subject to Title IV of ERISA.

2.18.8 No Plan which is a welfare plan (as defined in Section 3(1) of ERISA) provides benefits or coverage extending beyond a participant's termination of employment except as may be required by Section 4980B of the Code. Company and all ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

2.18.9 There are no pending or, to the Knowledge of Shareholder, threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against any Plan or its assets, Company with respect to any Plan, or any fiduciary with respect to any Plan for which Company may be directly or indirectly liable, through indemnification obligations or otherwise.

2.18.10 Neither Company nor any ERISA Affiliate has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

2.18.11 Except as disclosed on Schedule 2.18.11, during the last two years there have been no amendments to any Plan, nor has any Plan been established, which resulted in a material increase in the accrued or promised benefits of any employee of Company.

2.18.12 Neither Company nor any ERISA Affiliate sponsors, maintains or has obligations, direct, contingent or otherwise, with respect to any Plan that is subject to the laws of any country other than the United States law.

2.18.13 No ERISA Affiliate maintains an employee stock ownership plan or other plan holding securities of Company.

2.18.14 Company has not and is not obligated to make to any current or former employee of Company or its affiliates, any payment in the form of wages or other consideration pursuant to any employment agreement or Employee Benefit Plan that was (in the case of payments made prior to the Closing) or will constitute (in the case of payments made after Closing), in the aggregate, an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of the transactions contemplated by this Agreement, or thereafter, as a consequence of any change in the ownership of effective control of Company or its affiliates or any change in the ownership of a substantial portion of Company's or its affiliate's assets.

2.19 . Company has not incurred any obligation, contingent or otherwise, to a broker, finder, agent or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transactions contemplated hereby.

3. . As material  inducement  to Buyer to enter into this  Agreement  and to
consummate  the  transactions   hereunder,   Shareholder  hereby  makes  the
following representations and warranties to Buyer:

3.1 . Shareholder owns 250 shares of common stock of Company which constitute all of the issued and outstanding shares of capital stock of Company (except for treasury stock). Shareholder has good, marketable and unencumbered title to such shares, free and clear of all liens, security interests, pledges, claims, options and rights of others (collectively, "Stock Rights"). There are no restrictions on Shareholder's right to transfer such shares to Buyer pursuant to this Agreement. Between the date hereof and Closing, no transfer of record ownership of, or beneficial interest in, any of such shares will be made (except that such transfers may be made for family planning purposes with the prior written consent of Buyer, which consent shall not be unreasonably withheld if any transferee agrees to be bound by Shareholder's obligations under this Agreement and Shareholder continues to be liable for such obligations as fully as if no such transfers were made), and no Stock Rights with respect to any such shares will be created.

3.2 . This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by Shareholder and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. No approval of any governmental body or governmental agency is required to be obtained by Shareholder to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

3.3 Agreement Not in Breach of Other Instruments Affecting the Shareholder . Except as set forth on Schedule 2.14, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Shareholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument (including without limitation, Company's Articles of Incorporation and Bylaws) by which such Shareholder is bound, any Order, or any applicable material law, rule or regulation.

4. . As material inducement to Shareholder to enter into this Agreement, Buyer makes the following representations and warranties to Company and
Shareholder:

4.1 . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the stock to be acquired hereunder. The execution, delivery and performance of this Agreement and the documents contemplated hereby by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement and the documents contemplated hereby constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

4.2 . The execution and delivery of this Agreement and the documents contemplated hereby, the consummation of the transactions provided for herein and therein, and the fulfillment of the terms hereof and thereof by Buyer do not and will not, with or without the giving of notice, the lapse of time, or both, result in the material breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under, any material agreement, indenture or other instrument by which Buyer is bound, Buyer's Certificate of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation. No consent of any person or entity is required for the consummation of the transactions contemplated hereby, except as set forth in
Schedule 4.2.

4.3 . Buyer has not incurred any obligation, contingent or otherwise, to a broker, finder, agent or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transactions contemplated hereby, except for Howard Lawson & Co., for which obligation Buyer shall be solely responsible.

4.4 . Buyer represents, warrants and covenants with Shareholder that (i) inventory and accounts payable information provided by Buyer to Company and, to the actual knowledge of Buyer, reflected in the financial statements described in Section 2.4, including the Warranted Balance Sheet, was and is true and complete in all material respects, and such information to be provided by Buyer to Company and Shareholder after the date hereof will be true and complete in all material respects; (ii) inventory has been and shall be ordered, sent to Company, and priced in the ordinary course of business consistent with past practices (it being acknowledged that the impact of inventory on Net Worth and on the Final Closing Date Net Worth is material to Company and Shareholder), (iii) all merchandise credits are and shall be accurate and complete, and the information to be provided by Buyer to Shareholder which is necessary to calculate Final Closing Date Net Worth shall include credits for all merchandise received by Buyer from Company through the date used to calculate Final Closing Date Net Worth, and (iv) credits for returned or damaged inventory will be paid to Company consistent with past practices at the full purchase price from Buyer.

      .A.   Covenants of Buyer

            . Buyer shall be responsible for any costs, including assumption fees, incurred with respect to any requirements under the Leases relating to the transactions contemplated by this Agreement. The Lease Consents (as defined in Section 8.7 below) shall not be a condition to the obligations of the parties hereto to close hereunder, and to the extent any Lease Consents have not been obtained, Buyer, and not Shareholder, shall bear the risks associated with such failure to obtain such Lease Consents, and the failure to obtain such consents shall be deemed not to constitute a breach or default of any representation, warranty or covenant of Shareholder hereunder or a liability of Shareholder pursuant hereto except to the extent that the failure to obtain such consents is related to willful misconduct or gross negligence of Shareholder.

            . Buyer shall cause the Company to continue the employment of the employees of the Company listed on Schedule 2.10 (other than Shareholder and GSR) who are employees of the Company at Closing (collectively, the "Employees"), at salaries and on other terms not less favorable in the aggregate, than those in effect on the Closing Date, which have been disclosed to Buyer, for a period of at least 90 days (provided, however, such employment shall continue to be at-will and may be terminated at any time within such 90-day period for cause), and following the Closing the Employees shall be entitled to participate in benefit and incentive plans and programs of Buyer on a basis consistent with employees of Buyer in comparable positions and with full credit for past service with the Company (including, where permitted, waiver of any waiting periods).

            . For a period of not less than seven years after the Closing Date, Buyer shall cause Company to keep in effect, and observe its obligations under, the indemnification provisions to the Company's By-Laws as they exist on the date hereof, none of which obligations shall limit Shareholder's obligations hereunder. Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event that on or at any time after the Closing Date the corporate existence of Company ceases (through dissolution, merger or otherwise), for the period specified above, Buyer shall cause the successor in interest to the business of the Company to provide indemnification to the persons who were entitled to indemnification under Company's By-Laws to at least the same extent that such Bylaws provided indemnification to such persons.

            . Buyer shall use its reasonable commercial efforts to obtain any necessary third party consents and take other actions in order to consummate the transactions contemplated by this Agreement.

            . Buyer shall enter into the Agreement with Shareholder. If at any time the Agreement with Shareholder is terminated, for any reason whatsoever, Buyer shall pay to Shareholder (i) $150,000 each year, on January 1, beginning January 1, 1999 and ending with a final payment January 1, 2003; provided that such payments shall be reduced by an amount equal to the amount of any Salary (as defined in the Agreement with Shareholder) actually paid to Shareholder pursuant to the Agreement with Shareholder, and
(ii) the payments provided for under Section 9.7 of the Agreement with Shareholder, at the times and subject to the obligations of Shareholder and GSR (as defined below) set forth in Article 9 of the Agreement with Shareholder (which shall continue to be in effect regardless of the termination of the Agreement with Shareholder). Amounts to be paid to Shareholder and/or GSR pursuant to the Agreement with Shareholder shall be subject to set-off as provided in Sections 1.2.2 and 11 hereof.

            . Buyer understands and agrees, for itself and its Affiliates, that this Agreement is being entered into in settlement of that certain litigation styled Piercing Pagoda of Florida, Inc. vs. Piercing Pagoda, Inc. and EARS, Inc. (the "Party Litigation"), and that, in the event the transactions contemplated hereby are not consummated, for any reason whatsoever, neither this Agreement, any related instrument or document, any investigation conducted by Buyer or its representatives hereunder and under the Confidentiality Agreement (as defined below), or the discussions relating hereto and thereto, may be used by Buyer, its Affiliates, Shareholder or Company in or with respect to the Party Litigation.

            . Buyer shall take such actions as are reasonably requested of it by Shareholder to assist Shareholder in obtaining, by the Closing Date, the release of (i) Shareholder and GSR from the Surety Agreement with Buyer,
(ii) Shareholder and GSR from personal guaranties on the Merrill Lynch Indebtedness (as defined below), and (iii) any and all assets of Shareholder and/or GSR pledged as collateral for the Merrill Lynch Indebtedness. In addition, Buyer shall provide the Company with, or cause to be provided to Company, the funds required to repay in full, at Closing, the loans described on Schedule 9.5.

            . Buyer shall pay, or cause Company to pay, to Shareholder  such amounts as are payable by Shareholder as federal and state income Taxes relating to the operation of the Company from September 1, 1998 through the Closing Date, such payments to be made to Shareholder from time to time at least three business days prior to the date such Taxes are due and payable (without interest or penalty), upon prior written notice from Shareholder of the amounts payable together with adequate documentation to permit Buyer to determine whether the stated amounts accurately reflect the terms of this
Section 4A.8. Shareholder shall repay to Buyer any amounts paid by Buyer to Shareholder pursuant to this Section, in the event that this Agreement is terminated for any reason prior to Closing occurring hereunder. In determining the amount of Taxes payable by Shareholder relating to the operation of the Company from September 1, 1998 through the Closing Date, the benefits and detriments of such operations on the Shareholder's net tax obligations shall be included in the calculation so that the Shareholder shall neither benefit from nor be adversely affected by such operations.

            . Buyer and its Affiliates have heretofore extended, and shall continue to extend, the date for payment by the Company of amounts due for inventory and supplies provided from July 1, 1998 through the Closing Date to a date subsequent to the Closing Date, and agree that notwithstanding any other provision of this Agreement to the contrary, such deferral of payment, without interest, shall not be deemed to be a breach by Shareholder of any representation, warranty or covenant or any agreements between the Company and the Buyer or its Affiliates. If for any reason this Agreement is terminated, the Company shall have 30 days to pay any such amounts which are past due, without interest or penalty.

            . Buyer shall cause Company to pay to Shareholder all payments received by Company after August 31, 1998 (net of Taxes for which Shareholder is not responsible, fees and other expenses directly relating thereto) which arise solely out of acts by Company prior to September 1, 1998 to the extent such payments are not in respect of items reflected in the Final Closing Date Net Worth.

5. . All representations and warranties (including any statement, report, certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule attached hereto) made in this Agreement shall continue to be true and correct in all material respects at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement until one year from the Closing Date, except that the representations and warranties set forth in Sections 2.1, 2.15, 2.18, 3.1,
4.1 and 4.4 (with respect to Section 4.4, only to the extent that a breach of the representations and warranties contained therein results in liability to Shareholder pursuant to Section 2.15) shall survive indefinitely. Other than the covenants and agreements which by their terms are intended not to survive after the Closing, the covenants and agreements of Shareholder, Buyer and the Company will survive the Closing. No claim arising out of a misrepresentation in or breach of any representation, warranty, covenant or agreement of a party may be asserted by the other party after such representation, warranty, covenant or agreement has expired unless such claim is first asserted within the applicable survival period or, with respect to covenants or agreements which by their terms are intended not to survive after the Closing, within the first year after the Closing; provided, however, that claims first asserted within the applicable period shall not thereafter be barred. Notwithstanding the foregoing, no misrepresentation in or breach of a representation or warranty made by Shareholder herein, or Deficiency, shall be deemed to exist, or claimed by Buyer, to the extent such breach or Deficiency arises out of (i) inventory and supplies acquired from, or software provided by, Buyer or its Affiliates or (ii) marketing, sales and ear piercing business practices (excluding third party personal injury claims that are not covered by the Inverness Corporation indemnity and which arise out of such business practices) provided to Company by Buyer or its Affiliates or modeled after the business practices of Buyer. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement.

6. . Subject to the provisions of the Confidentiality Agreement by and among Shareholder, Company, Buyer, and Ears, Inc., dated August 13, 1998 (the "Confidentiality Agreement"), upon reasonable prior notice to Shareholder and during normal business hours, Shareholder shall (i) give to Buyer and its designated employees or representatives full access to all of the properties and assets of Company, to Company's stock books, and to all of Company's documents, books and records relating to its current and past operations, and (ii) Company shall provide, or permit such employees and representatives to make, copies of Company's written materials and, subject to Shareholder's prior reasonable approval, to interview and question Company's employees.

      .A.   PS Plan Termination

            6A.1 The Company has engaged Jonathan H. Green & Associates, P.A. ("Green") and Pensions, Inc. ("Pensions") to prepare the necessary documentation to file with the Internal Revenue Service in connection with the termination of the PS Plan as of the Closing Date and to provide for its subsequent liquidation. The parties to this Agreement understand that the process of securing the Internal Revenue Service's approval of the PS Plan termination and subsequent liquidation could take an undetermined period of time from the Closing of the transactions contemplated by this Agreement. The period commencing from the Closing Date through the full and complete liquidation of the PS Plan is hereinafter referred to as the "Termination Period."

            6A.2 During the Termination Period, the parties agree that Green and Pensions will continue in their respective roles unless and until the Shareholder directs otherwise, or the Company terminates their services pursuant to this Section 6A. During the Termination Period, subject to the provisions of Section 6A.9, the Shareholder shall have the sole and exclusive authority, on behalf of the Company, to select the professionals assisting the Company with the termination and liquidation of the Plan (the "Professionals"); provided, however, that the engagement of the Professionals shall be subject to the approval of Company, which approval shall not be unreasonably withheld or delayed.

            6A.3 During the Termination Period, the parties agree that the Shareholder and GSR, or the survivor of them shall remain the trustees of the PS Plan.

            6A.4 During the Termination Period, subject to the provisions of
Section 6A.9, the Shareholder shall have the sole and exclusive authority to make whatever decisions and amendments to the PS Plan that the Shareholder deems necessary in order to maintain the PS Plan's continued qualification and to provide for the PS Plan's proper administration and liquidation; provided, however, that the Shareholder shall indemnify and hold the Company harmless against any loss or liabilities arising out of the exercise of such authority.

            6A.5 The Shareholder shall have the sole and exclusive authority, on behalf of the Company, to deal with the IRS and the Professionals with respect to all Plan matters, subject to any specific provisions of this Section 6A, including, without limitation, Section 6A.9. The parties to this Agreement shall take any and all further action that is necessary or appropriate to confirm authority over the PS Plan bestowed on the Shareholder under this Section 6A, including, without limitation, timely
(i) designating Shareholder as an authorized officer of Company (or, in the event that Shareholder has not been terminated as an authorized officer of the Company, having him continue as such) and (ii) adopting, confirming or authorizing action reasonably determined by the Shareholder to be necessary or appropriate to terminate and liquidate the PS Plan.

            6A.6 The parties to this Agreement shall take any and all further action that is necessary or appropriate for the timely termination and liquidation of the PS Plan.

            6A.7 Upon receipt of the approval of the termination from the Internal Revenue Service the parties to this Agreement shall take such steps as are necessary or appropriate so as to liquidate the PS Plan as soon as administratively practicable in accordance with applicable provisions of ERISA and the Code and any applicable rules and regulations relating thereto.

            6A.8 During the Termination Period, the Shareholder and/or the Professionals shall provide the President of the Company, or the President's designee, copies of all documents or other materials proposed to be filed with the IRS relating to the PS Plan not less than five (5) business days in advance of the anticipated filing date, and the Company shall have an opportunity to review such filings and consult with the Shareholder and the Professionals concerning such filings, during the period prior to the filing date. Shareholder and the Professionals shall also provide to the President of the Company, or his designee, copies of all correspondence or other materials received from the Internal Revenue Service, or any other person concerning the PS Plan promptly after receipt thereof.

            6A.9 Notwithstanding anything in this Section 6A to the contrary, the Company shall have the right to assume control of the PS Plan termination and liquidation process and to directly supervise and effect the PS Plan termination and liquidation as contemplated in this Section 6A at any time following the first to occur of (a) receipt of any notification that the Internal Revenue Service has asserted or has threatened to assert any challenge concerning the qualification of the PS Plan or the deductions taken by the Company relating to the PS Plan; or (b) September 1, 1999. If Company has the right to assume control of the PS Plan termination and liquidation under this Section 6A.9, Company shall have the right, at its sole discretion, to remove and replace the Professionals under the PS Plan, and the Shareholder shall have no further authority with respect to the PS Plan, (except that Shareholder shall be permitted to continue as trustee under the Plan) except as may otherwise be specifically permitted by the Company, at its discretion. If Company exercises its rights under this
Section 6A.9, Company shall thereafter keep the Shareholder informed of the process and be required to proceed with the termination and liquidation of the PS Plan as soon as administratively practicable. If Company, pursuant to its authority under this Section 6A.9, elects to remove and replace the Professionals, any substitute Professionals engaged by Company shall be subject to the approval of the Shareholder, which approval shall not be unreasonably withheld or delayed.

            6A.10 Except for the obligation to make the contribution described in Section 6A.11 hereof, the Shareholder represents and warrants that the Company has no obligation to make any contributions to the PS Plan subsequent to the date hereof, nor shall the Company have any liability or obligation with respect to the past or future operation, termination or liquidation of the PS Plan and its associated trust. The Shareholder shall indemnify and hold the Company harmless against any obligation, loss or liability that may arise out of the past or future operation, termination or liquidation of the PS Plan and its associated trust; provided, however, that if Company assumes control of the termination and liquidation process, Company shall be responsible for its acts and omissions which occur after such assumption of control (it being specifically understood and agreed that Shareholder shall indemnify and hold the Company harmless against any loss or liability arising out of acts or omissions of Shareholder as trustee with respect to the PS Plan, as to which Company has not given its prior written consent, after Company has assumed control of the termination and liquidation thereof).

            6A.11 Prior to the date hereof, the Company has paid all required expenses relating to the PS Plan. The Company has made a contribution in the amount of $79,500 to the PS Plan in July, 1998.

            6A.12 Each of Company and the Shareholder shall be responsible for, and shall pay directly, fifty percent (50%) of all costs and expenses relating to the maintenance, operation, termination and liquidation of the PS Plan, including, without limitation, the fees and expenses of the Professionals; provided, however, that in no event shall Company have any obligation to make any contribution to the PS Plan except to the extent that such funds are paid to Company by the Shareholder for such purpose; provided, further, however, that the Shareholder shall be responsible for, and shall pay directly, all costs and expenses in excess of $12,000, in the aggregate, relating to the maintenance, operation, termination and liquidation of the PS Plan, including, without limitation, the fees and expenses of the Professionals. Except as otherwise provided in this Section 6A.12 or Section 6A.9, the Shareholder shall be responsible for all PS Plan Liabilities, as hereinafter defined. The Shareholder shall indemnify and hold the Company harmless against PS Plan Liabilities which the Company is required to pay unless such PS Plan Liabilities arise out of acts or omissions of Company after Company assumes control of the termination and liquidation of the PS Plan pursuant to Section 6A.9 (it being specifically understood and agreed that Shareholder shall indemnify and hold the Company harmless against any loss or liability arising out of acts or omissions of Shareholder as trustee with respect to the PS Plan, as to which Company has not given its prior written consent, after Company has assumed control of the termination and liquidation thereof). For purposes of this Section 6A, the term "PS Plan Liabilities" shall mean any fines, penalties, taxes or other charges which might be assessed, levied or otherwise imposed upon the PS Plan or its related trust or upon the Company at any time after the Closing Date by reason of or attributable to any transactions involving the PS Plan, and any other amounts required to be paid by the Company after the Closing Date to the PS Plan or to any other person as a result of any transaction, or any act or omission, involving the PS Plan (along with any costs and expenses, including attorneys' fees and expenses). Company shall give prompt written notice to the Shareholder of any claims as to which indemnity shall be sought in connection with PS Plan Liabilities and shall permit the Shareholder, at his sole cost and expense, to assume the defense of any such claim or any litigation resulting therefrom provided that the Shareholder has agreed to be liable to Company for such PS Plan Liabilities; provided, however, that counsel for the Shareholder who shall conduct the defense of said claim or litigation shall be reasonably satisfactory to Company and that Company may participate in such defense at its own expense; provided, further, however, that the failure by Company to give notice as provided herein shall not relieve the Shareholder of his obligations, except to the extent that the Shareholder is damaged as a result of the failure to give timely notice.

7. . Between the date hereof and the Closing hereunder, Shareholder shall use his reasonable commercial efforts to cause Company to:

7.1 not take or suffer or permit any action which would render untrue any of the representations or warranties of Company herein contained, including without limitation Section 2.16, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

7.2 conduct its Business in a good and diligent manner in the ordinary and usual course;

7.3 except as contemplated or permitted by this Agreement (including the Schedules hereto), not enter into any contract, agreement, commitment or arrangement with any party (other than Buyer or its Affiliates), other than contracts involving a maximum obligation per annum of less than $10,000 individually and $100,000 in the aggregate in the ordinary and usual course of its Business, and not amend, modify or terminate any Company Agreement without the prior written consent of Buyer, which shall not be unreasonably withheld;

7.4 use its reasonable commercial efforts to preserve its Business organization intact and to keep available the services of its employees (except those that may be terminated in accordance with ordinary business practices), provided that nothing herein shall require Shareholder or Company to increase the compensation or benefits of such employees;

7.5 not reveal, orally or in writing, to any party, other than Buyer and Buyer's authorized agents, any of the proprietary procedures and practices followed by it in the conduct of its Business;

7.6 maintain in full force and effect all of the insurance policies listed on Schedule 2.8 and make no change in any insurance coverage which is adverse to Company without the prior written consent of Buyer;

7.7 consistent with past practices, keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;

7.8 continue to maintain all of its usual Business books and records in accordance with its past practices;

7.9 not amend its Articles of Incorporation or Bylaws, except as may be required to comply with the representations, warranties, covenants and agreements herein;

7.10 not permit Net Worth as of August 31, 1998 to become less than $300,000;

7.11        not waive any material right or cancel any material claim;

7.12 not increase the compensation or rate of compensation payable to any of its employees, except that Buyer shall not unreasonably withhold its consent as to increases that do not exceed 5% per annum made in the ordinary course of business consistent with past practices;

7.13 maintain its corporate existence and not merge or consolidate with any other entity;

7.14 comply in all material respects with all provisions of any Company Agreement applicable to it and all applicable material laws, rules and regulations;

7.15 not make any capital expenditure exceeding $10,000 as to any individual expenditure or series of related expenditures, and not exceeding $100,000 in the aggregate, except (i) pursuant to Company Agreements described in
Section 2.9, (ii) replacement of kiosks in the ordinary course of business, or (iii) with the prior written consent of Buyer, which shall not be unreasonably withheld; 1.1

7.16 except for indebtedness incurred to pay amounts due to Buyer or its Affiliates in the ordinary course of business, not borrow any amounts exceeding $100,000; and

7.17 use its  reasonable  commercial  efforts to obtain any necessary  third
party   consents  and  take  other  actions  in  order  to  consummate   the
transactions contemplated by this Agreement.

      . Except as contemplated by Sections 1.3.2 and 2.16.7 above, the Shareholder shall cause Company not to transfer, distribute or pay, directly or indirectly, any money or other property or assets in any manner or for any reason to Shareholder or relatives or Affiliates of Shareholder, after August 31, 1998.

8. . The following shall be conditions precedent to the obligation of Buyer to close hereunder, any of which may be waived in whole or in part by Buyer:

8.1 Each of the representations and warranties of Shareholder contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects.

8.2 Each of the agreements, covenants and undertakings of Shareholder contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing.

8.3 Since the date of the Warranted Balance Sheet, there has not been, and, to the Knowledge of Shareholder, there is not threatened, any Material Adverse Effect or any material physical damage or loss to any of Company's properties or assets or to the premises occupied by Company (whether or not such damage or loss is covered by insurance).

8.4 No litigation, governmental action or other proceeding which could reasonably be expected to have a Material Adverse Effect shall be threatened or commenced against Company or Shareholder with respect to any matter; no material litigation, governmental action or other proceeding shall be threatened or commenced against Company or Shareholder with respect to the consummation of the transactions provided for herein.

8.5 All indebtedness owing to Company by any director, officer or employee of Company, except for the employee indebtedness described on Schedule 8.5, will be paid in full at or prior to Closing.

8.6 All documents required by the terms of this Agreement (including the Employment and Noncompetition Agreement) to be delivered by Shareholder at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

8.7 All consents (excluding consents of landlords (the "Lease Consents") with respect to the Leases) that are required to be obtained in connection with the transactions contemplated by this Agreement, shall have been obtained.

8.8         The consents specified in Schedule 4.2 shall have been obtained.
                                      ------------

9. . The following shall be conditions precedent to the obligation of Shareholder to close hereunder, any of which may be waived in whole or in part by Shareholder:

9.1 Each of the representations and warranties of Buyer contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specified date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects.

9.2 Each of the agreements, covenants, and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing.

9.3 No material litigation, governmental action or other proceeding shall be threatened or commenced against Buyer with respect to the consummation of the transactions provided for herein.

9.4 The Closing Date Payment and all documents required by the terms of this Agreement (including the Employment and Noncompetition Agreement) to be delivered by Buyer at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

9.5 The  principal and accrued  interest on the loans  described in Schedule
9.5 shall have been repaid in full, and any payments due to Shareholder pursuant to Sections 1.2.1 and 4A.8 above, shall have been paid to Shareholder.

9.6 The principal and interest due under (i) that certain WCMA, Term Loan and Security Agreement and Collateral Installment Note by and between Merrill Lynch Business Financial Services Inc. ("MLBFS") and Company, all dated as of January 27, 1997, (ii) Term Loan and Security Agreement and Collateral Installment Note by and between MLBFS and Company, all dated January 28, 1997 and (iii) that certain Term Loan and Security Agreement by and between MLBFS and Company, that certain Collateral Installment Note of Company held by MLBFS and Line of Credit extended by MLBFS to Company, all dated as of March 27, 1998 (collectively, the "Merrill Lynch Indebtedness"), shall have been paid in full by Buyer (or by Company with funds provided by Buyer).

10.   .losing

10.1 . The closing of the transactions provided for in this Agreement (herein sometimes called the "Closing") shall take place at Steel, Hector & Davis LLP, 200 South Biscayne Boulevard, Miami, Florida 33131-2398 on such date specified in writing by either party to the other party (provided that such notice shall not be given until all conditions to be satisfied prior to Closing have been satisfied or waived and Closing shall not occur less than ten days or more than 20 days after such notice is given), or such other place and time as shall be agreed to between Buyer and Shareholder. The date and time of Closing is sometimes herein called the "Closing Date."

10.2 . At Closing, Shareholder will deliver or cause to be delivered to Buyer the following:

10.2.1 certificates for 250 shares of common stock of Company, endorsed by Shareholder in blank, or with stock transfer powers executed by Shareholder in blank attached;

10.2.2 certificate of Shareholder,  dated as of the Closing Date, confirming
(a) the truth and correctness in all material respects (unless waived by Buyer) of all of the representations and warranties of Shareholder contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, and (b) that all agreements and covenants of Shareholder specified herein have been complied with in all material respects (unless waived by Buyer);

10.2.3 except as otherwise agreed by Buyer, the signed resignations of all directors and all officers of Company dated and effective as of the Closing Date;

10.2.4 the stock books and records, corporate minute books and the corporate seal of Company;

10.2.5            the Escrow Agreement executed by Shareholder;

10.2.6 an employment and noncompetition agreement in the form attached hereto as Exhibit B, executed by Shareholder and, as to non-competition only, Gina S. Russ ("GSR") (the "Agreement with Shareholder");

10.2.7 releases in favor of Company and Buyer executed by Shareholder and by each director and officer of Company, in substantially the form attached as Exhibit C hereto;

10.2.8 a "good standing" certificate for Company and a certified copy of the Articles of Incorporation and all amendments thereto issued by the Department of State of Florida and dated as of a date within five (5) days prior to the Closing Date;

10.2.9 a certification by Shareholder pursuant to the Foreign Investment Real Property Tax Act, in the form attached hereto as Exhibit D;

10.2.10 the favorable legal opinion of counsel for Shareholder dated the Closing Date, in substantially the form set forth in Exhibit E attached hereto; and

10.2.11 the agreement of GSR with regard to joint property and related matters in the form of Exhibit F attached hereto (the "Joint Property Agreement").

10.3 . At the Closing, Buyer will deliver or cause to be delivered to the Shareholder the following:

10.3.1 the Closing Date Payment to Shareholder in cash by wire transfer of immediately available funds to an account designated by Shareholder;

10.3.2            the Holdback Amount to the Escrow Agent by wire transfer;

10.3.3            the Escrow Agreement executed by Buyer and the Escrow Agent;

10.3.4            the Agreement with Shareholder executed by Buyer;

10.3.5 the Certificate of the Chairman, President or a Vice-President of Buyer, dated the Closing Date, confirming (a) the truth and correctness in all material respects (unless waived by Shareholder) of all of the representations and warranties of Buyer contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, and
(b) that all agreements and covenants of Buyer specified herein have been complied with in all material respects (unless waived by Shareholder);

10.3.6 releases in favor of Shareholder and each officer and director of Company executed by Buyer, Ears, Inc. and Company in substantially the form attached hereto as Exhibit G;

10.3.7 the favorable legal opinion of counsel for Buyer dated the Closing Date, in substantially the form set forth in Exhibit H; and

10.3.8 evidence reasonably satisfactory to Shareholder that the Merrill Lynch Indebtedness has been paid in full.

11.   .ndemnification of Buyer

11.1 . Shareholder hereby indemnifies and agrees to hold harmless Buyer and its successors and assigns and each such entity's officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all Deficiencies (as hereinafter defined).

11.2 As used in this Section 11, "Deficiencies" means any and all loss or damage resulting from:

11.2.1 any misrepresentation, breach of warranty, or any non-fulfillment of any representation or warranty (including any statement, report, certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule attached hereto), covenant or agreement on the part of Shareholder contained herein, in each case only for such period as such representation, warranty, covenant or agreement survives the Closing;

11.2.2 any claim, debt, liability, obligation, loss, fine, penalty or damage suffered by Company or incurred by Company to any party, incurred prior to Closing hereunder or arising from any matter or thing occurring prior to Closing hereunder, including but not limited to claims made by governmental authorities for Taxes or otherwise, provided that, for purposes of this
Section 11.2.2, Deficiencies shall not include liabilities which were included in the calculation of the Final Net Worth Adjustment and shall not include liabilities arising out of third party claims against landlords of Company;

11.2.3            the Net Worth Adjustment Deficiency;

11.2.4 PS Plan Liabilities other than any such liabilities arising out of acts or omissions of Company after Company assumes control of the termination and liquidation of the PS Plan pursuant to Section 6A.9 (it being specifically understood and agreed that PS Plan Liabilities arising out of acts or omissions of Shareholder as trustee with respect to the PS Plan, as to which Company has not given its prior written consent, after Company has assumed control of the termination and liquidation thereof shall be a Deficiency); and

11.2.5 any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing.

            For purposes of this Section 11, the term "Restricted Deficiencies" means all Deficiencies other than Deficiencies pursuant to (x)
Section 11.2.3, (y) Section 11.2.4 and (z) Section 11.2.2 to the extent relating to Taxes, and Deficiencies pursuant to Section 11.2.5 to the extent relating to clauses (x), (y) and (z).

11.3        .rocedures for Establishment of Deficiencies

11.3.1 In the event that any claim shall be asserted against Buyer or Company which, if sustained, would result in a Deficiency, Buyer, within a reasonable time after learning of such claim, shall notify Shareholder of such claim, and shall extend to Shareholder a reasonable opportunity to defend against such claim, at Shareholder's sole expense and through legal counsel reasonably satisfactory to Buyer, provided that Shareholder proceeds in good faith, expeditiously and diligently and provided further that Shareholder agrees in good faith, based on the information available at the time, that it is reasonable to believe that Shareholder would be liable for such Deficiency. No effort to recover the amount of the Deficiency related to such claim shall be made by Buyer pursuant to Section 11.3.2 while such defense is still being made until the earlier of (a) the resolution of said claim by Shareholder with the claimant, or (b) the termination of the defense by Shareholder against such claim or the failure of Shareholder to prosecute such defense in good faith in an expeditious and diligent manner. Buyer shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. Buyer shall, at its option and expense, have the right to participate in any defense undertaken by Shareholder with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by Shareholder without the prior written consent of Buyer unless prior to such settlement or compromise Shareholder acknowledges in writing his obligation to pay in full the amount of the settlement or compromise and all associated expenses (subject to the provisions of Section 11.5 below) and Buyer is furnished with security reasonably satisfactory to Buyer that Shareholder will in fact pay such amount and expenses, or that such amount and expenses can and will be satisfied from the Escrow.

11.3.2 In the event that Buyer asserts the existence of any Deficiency, Buyer shall give written notice to Shareholder of the nature and amount of the Deficiency asserted. If Shareholder, within a period of 30 days after the giving of such notice by Buyer, shall not give written notice to Buyer announcing his intention to contest such assertion of Buyer (such notice by Shareholder being hereinafter called the "Contest Notice"), such assertion of Buyer shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to Buyer within said 30-day period, then the parties shall endeavor in good faith to resolve their dispute and, if they have failed to do so within 20 days, the contested assertion of a Deficiency shall be settled by arbitration to be held in Miami, Florida in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. The determination of the arbitrator(s) shall be delivered in writing to Shareholder and Buyer and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist by the arbitrator(s) shall be deemed established.

11.3.3 Buyer and Shareholder may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

11.4 . Buyer and Shareholder shall provide joint instructions to the Escrow Agent to release from Escrow the amount of all established Deficiencies (subject at all times to the provisions of Section 11.5 below). If the amount held in Escrow is insufficient to cover established Deficiencies, then the amount of any established Deficiency not paid out of Escrow
(subject at all times to the provisions of Section 11.5 below) may be set-off against any amounts payable by Buyer to Shareholder and GSR pursuant to the Agreement with Shareholder. To the extent the funds in Escrow and the amounts then payable to Shareholder and GSR pursuant to the Agreement with Shareholder are insufficient, Shareholder hereby agrees to pay the amount of each established Deficiency to Buyer within five days after the establishment thereof in cash (subject at all times to the provisions of Section 11.5 below). Notwithstanding anything herein to the contrary, the parties shall make appropriate adjustments for insurance coverage and for any Tax benefits (only, however, to the extent such benefits are actually realized) in determining Deficiencies for purposes of this Agreement.

11.5 . Notwithstanding the foregoing, there shall be no liability for any Restricted Deficiency: (a) unless the aggregate of all Restricted Deficiencies exceeds $100,000, in which event there shall be liability for all Restricted Deficiencies in excess of $100,000, and (b) with respect to claims arising pursuant to Section 11.2.1, unless the claim therefor has been asserted pursuant to Section 11.3 within the period provided by the third sentence of Section 5. In addition, there shall be no liability for:
(i) any Restricted Deficiency to the extent that claims for indemnification asserted during the first year after the Closing Date in respect of Restricted Deficiencies have resulted in aggregate payments of $3.0 million;
(ii) any Restricted Deficiency to the extent that claims for indemnification asserted during the first two years after the Closing Date in respect of Restricted Deficiencies have resulted in aggregate payments of $2.0 million; or (iii) any Restricted Deficiency to the extent that claims for indemnification asserted during the first three years after the Closing Date in respect of Restricted Deficiencies have resulted in aggregate payments of $1.0 million. In addition, there shall be no liability for any Restricted Deficiency to the extent the related claims for indemnification are not asserted within the first three years after the Closing Date. Notwithstanding anything to the contrary contained in this Section 11.5, there shall be no limitation on the amount of liability for any Deficiency which is not a Restricted Deficiency.

11.6 . The remedies of Buyer provided herein shall be the sole and exclusive remedies of Buyer and its Affiliates (including, following the Closing, the Company) and none of them shall assert any other right, or seek any other remedies against Shareholder or his Affiliates; provided, however, that notwithstanding the foregoing, (i) Buyer may seek injunctive relief and other equitable remedies against Shareholder and GSR, (ii) Buyer may pursue any claims for fraud against Shareholder, and (iii) nothing herein shall limit the obligations of Shareholder with respect to any covenants and agreements to be performed following the Closing.

      .1A.  Indemnification of Shareholder

            . Buyer hereby indemnifies and agrees to hold harmless Shareholder, GSR and their respective successors and assigns and each such person's or entity's agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all Shareholder Deficiencies (as hereinafter defined).

              As used in this Section 11A, "Shareholder Deficiencies" means any and all loss or damage resulting from:

                  11A.2.1 any misrepresentation, breach of warranty, or any non-fulfillment of any representation or warranty (including any statement, report, certificate or other document or instrument delivered to the Shareholder pursuant to this Agreement or contained in any Schedule delivered by Buyer attached hereto), covenant or agreement on the part of Buyer contained herein, in each case only for such period as such representation, warranty, covenant or agreement survives the Closing;

                  11A.2.2 any actual or alleged claim, debt, liability, obligation, loss, fine, penalty or damage (collectively, "Damages") relating to this Agreement or Company suffered by Shareholder or incurred by Shareholder to any party, arising from any matter or thing occurring after Closing hereunder, including but not limited to claims made by governmental authorities for taxes or otherwise, provided that Shareholder Deficiencies shall not include any Damages arising from or otherwise related to any matter or thing occurring after the Closing hereunder for which Buyer would be entitled to indemnification from Shareholder pursuant to Section 11 above without consideration of any survival periods or limitation on liability; and

                  11A.2.3 any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing.

            .1A.3 Procedures for Establishment of Shareholder Deficiencies

                  11A.3.1 In the event that any claim shall be asserted against Shareholder which, if sustained, would result in a Shareholder Deficiency, Shareholder, within a reasonable time after learning of such claim, shall notify Buyer of such claim, and shall extend to Buyer a reasonable opportunity to defend against such claim, at Buyer's sole expense and through legal counsel reasonably satisfactory to Shareholder, provided that Buyer proceeds in good faith, expeditiously and diligently and provided further that Buyer agrees in good faith, based on the information available at the time, that it is reasonable to believe that Buyer would be liable for such Deficiency. No effort to recover the amount of the Shareholder Deficiency related to such claim shall be made by Shareholder pursuant to
Section  11A.3.2 while such defense is still being made until the earlier of
(a) the resolution of said claim by Buyer with the claimant, or (b) the termination of the defense by Buyer against such claim or the failure of Buyer to prosecute such defense in good faith in an expeditious and diligent manner. Shareholder shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. Shareholder shall, at its option and expense, have the right to participate in any defense undertaken by Buyer with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Shareholder Deficiency may be made by Buyer without the prior written consent of Seller unless prior to such settlement or compromise Buyer acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses (subject to the provisions of Section 11A.5 below) and Shareholder is furnished with security reasonably satisfactory to Shareholder that Buyer will in fact pay such amount and expenses.

                  11A.3.2 In the event that Shareholder asserts the existence of any Shareholder Deficiency, Shareholder shall give written notice to Buyer of the nature and amount of the Shareholder Deficiency asserted. If Buyer, within a period of 30 days after the giving of such notice by Shareholder, shall not give written notice to Shareholder announcing its intention to contest such assertion of Shareholder (such notice by Buyer being hereinafter called the "Buyer Contest Notice"), such assertion of Shareholder shall be deemed accepted and the amount of the Shareholder Deficiency shall be deemed established. In the event, however, that a Buyer Contest Notice is given to Shareholder within said 30-day period, then the parties shall endeavor in good faith to resolve their dispute and, if they have failed to do so within 20 days, the contested assertion of a Shareholder Deficiency shall be settled by arbitration to be held in Miami, Florida in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. The determination of the arbitrator(s) shall be delivered in writing to Shareholder and Buyer and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Shareholder Deficiency, if any, determined to exist by the arbitrator(s) shall be deemed established.

                  11A.3.3 Buyer and Shareholder may agree in writing, at any time, as to the existence and amount of a Shareholder Deficiency, and, upon the execution of such agreement, such Shareholder Deficiency shall be deemed established.

            . Buyer hereby agrees to pay the amount of each established Shareholder Deficiency (subject at all times to the provisions of Section 11A.5 below) to Shareholder within five days after the establishment thereof in cash. Notwithstanding anything herein to the contrary, the parties shall make appropriate adjustments for insurance coverage and for any tax benefits (only, however, to the extent such benefits are actually realized) in determining Shareholder Deficiencies for purposes of this Agreement.

            . Notwithstanding the foregoing, there shall be no liability for any Shareholder Deficiency pursuant to Section 11A.2.1 (exclusive of claims arising under Section 4.4 and covenants to be performed by Buyer after Closing): (a) unless the aggregate of all Shareholder Deficiencies exceeds $10,000, in which event there shall be liability for all Shareholder Deficiencies in excess of $10,000, and (b) with respect to claims arising pursuant to Section 11A.2.1, unless the claim therefor has been asserted pursuant to Section 11A.3 within the period provided by the third sentence of Section 5.

            . The remedies of Shareholder provided herein shall be the sole and exclusive remedies of Shareholder and his Affiliates and none of them shall assert any other right, or seek any other remedies against Buyer or its Affiliates; provided, however, that notwithstanding the foregoing, (i) Shareholder may seek injunctive relief and other equitable remedies against Buyer, (ii) Shareholder may pursue any claims for fraud against Buyer, and
(iii) nothing herein shall limit the obligations of Buyer with respect to any covenants and agreements to be performed following the Closing.

12. . Buyer and Shareholder agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein and, following the Closing, to terminate with prejudice all litigation by Company against Buyer and any Affiliate of Buyer, and any counterclaims by Buyer or any Affiliate against Company, its Affiliates or assets. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

13.   .ax Covenants Relating to Company and Shareholder

13.1 The following provisions shall govern the allocation of responsibility as between Buyer, Company and Shareholder for certain Tax matters following the date hereof.

13.1.1 Shareholder at his expense shall timely prepare or cause to be prepared and file or cause to be filed all Returns for Company for all tax periods ending on or prior to the Closing Date which are filed after the Closing Date. Copies of all such Returns shall be made available to Buyer at least 10 days prior to the date on which they are to be filed. Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on his applicable Returns in a manner consistent with the Schedule K-1s furnished to him for such periods. Buyer and Shareholder acknowledge and agree that the status of Company as an "S corporation" will terminate at the close of business on the day prior to the Closing Date and that Company's final "S corporation" tax year will end at such time. If any such Return indicates that Company has incurred any liability for Tax, the Shareholder shall cause such Tax to be paid to the appropriate tax authority on or before the last date on which payment thereof may be made without penalty unless such Tax has been accrued in computing the Final Closing Date Net Worth. In the event the Closing Date is after August 31, 1998, Buyer shall pay, or cause the Company to pay, such amounts as may be payable to the Shareholder pursuant to Section 4A.8 hereof.

13.1.2 Buyer at its expense shall timely prepare or cause to be prepared and file or cause to be filed all Returns for Company for Tax periods which begin on or before the Closing Date and end after the Closing Date and shall pay the Taxes due with respect to such Returns. Shareholder shall pay to Buyer the excess of (1) a pro rated amount (calculated as described in Section 13.1.2.1 or 13.1.2.2) of the Taxes of Company for any such period over (2) the amount of the Taxes paid by Company on or prior to the Closing Date with respect to such period or accrued in computing the Final Closing Date Net Worth. Such payment by Shareholder to Buyer shall be made within 15 days after receipt by Shareholder of a request for payment from Buyer which includes the Return, if available, or any other document used to calculate the pro rated amount of the Taxes.

13.1.2.1 In the case of all Taxes imposed upon or measured by property or capital, the pro rated amount shall be based upon the number of days in the period up to and including the earlier of the Closing Date or August 31, 1998, divided by the total number of days in the tax period.

13.1.2.2 In the case of all Taxes other than those imposed upon or measured by property or capital, including but not limited to net income, gross receipts taxes, sales and use taxes, and payroll taxes, the pro rated amount shall be based upon the transactions occurring on or before the earlier of the Closing Date or August 31, 1998.

13.2 All tax sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the earlier of the Closing Date or August 31, 1998 and, after such date, Company shall not be bound thereby or have any liability thereunder.

13.3 All transfer (including real estate), documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement shall be paid by Shareholder when due, and Shareholder shall, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and, if required by applicable law, Buyer will join in the execution of any such Returns and other documentation.

13.4 Buyer and Shareholder shall cooperate fully (and cause the Company to cooperate fully), as and to the extent reasonably requested by the other party, in connection with the preparation, execution and filing of Returns pursuant to this Agreement and any audit, contest, litigation or other proceeding with respect to Taxes. Such cooperation shall include retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making themselves, in the case of the Shareholder, and employees, in the case of Buyer and Company, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Shareholder agrees (1) to retain all books and records with respect to Tax matters pertinent to Company relating to any Tax period beginning before the Closing Date until the expiration of the stature of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods (unless such items were transferred pursuant to this Agreement), and to abide by all record retention agreements entered into with any Tax authority, and (2) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Shareholder shall allow Buyer to take possession of such books and records.

13.5 Buyer and Shareholder agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

13.6 Buyer and Shareholder agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Regulations promulgated thereunder.

13.7 Buyer shall promptly notify Shareholder in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment by any tax authority concerning any Tax or other similar claim or assessment for which Shareholder may be responsible (a "Tax Claim"); provided, however, that failure to give such notice shall not relieve any party from its obligation to indemnify with respect to any such Tax Claim except to the extent of actual prejudice. Shareholder shall have the right to employ counsel of his choice at his expense and to participate with Buyer and Company in resolving any dispute of Taxes with respect to tax periods beginning before the Closing Date through the appropriate administrative offices and in the courts, and shall have primary responsibility for the conduct of any such proceedings relating solely to periods ending on or before the Closing Date.

14. . The following terms used in this Agreement shall have the meanings indicated below:

            "Affiliate" shall mean, as to any person or entity, any person or entity that controls, is controlled by or is under common control with such person or entity, as a result of equity ownership, contractual rights or otherwise.

            "Agreement  with  Shareholder"  shall have the meaning  given in
Section 10.2.6 of this Agreement.

            "Business" shall have the meaning given in the recital to this Agreement.

            "Buyer" shall have the meaning given in the heading of this Agreement.

            "Buyer Contest Notice" shall have the meaning given in Section 11A.3.2 of this Agreement.

            "Closing" shall have the meaning given in Section 10.1 of this Agreement.

            "Closing Date" shall have the meaning given in Section 10.1 of this Agreement.

            "Closing Date Net Worth" shall have the meaning given in Section
1.3.1 of this Agreement.

            "Closing Date Payment" shall have the meaning given in Section
1.2.1. of this Agreement.

            "Code" shall have the meaning given in Section 2.15.1 of this Agreement.

            "Company" shall have the meaning given in the heading of this Agreement.

            "Company Agreement" shall have the meaning given in Section 2.9.1.

            "Contest Notice" shall have the meaning given in Section 11.3.2 of this Agreement.

            "Damages" shall have the meaning given in Section 11A.2.3 of this Agreement.

            "Deficiencies" shall have the meaning given in Section 11.2 of this Agreement.

            "Environmental  Law"  shall  have the  meaning  given in Section
2.6.3 of this Agreement.

            "ERISA" shall have the meaning given in Section 2.18.1 of this Agreement.

            "ERISA Affiliate" shall have the meaning given in Section 2.18.1 of this Agreement.

            "Escrow" shall have the meaning given in Section 1.2.2 of this Agreement.

            "Escrow Agent" shall have the meaning given in Section 1.2.2 of this Agreement.

            "Escrow Agreement" shall have the meaning given in Section 1.2.2 of this Agreement.

            "Final  Closing Date Net Worth" shall have the meaning  given in
Section 1.3.3 of this Agreement.

            "Final Net Worth Adjustment" shall have the meaning given in
Section 1.3.3. of this Agreement.

            "GAAP" shall mean generally accepted accounting principles.

            "Holdback Amount" shall have the meaning given in Section 1.2.2 of this Agreement.

            "Intellectual  Property" shall have the meaning given in Section
2.7.1 of this Agreement.

            "IRS" shall have the meaning given in Section 2.18.1 of this Agreement.

            "Knowledge" and "Known" by Shareholder shall mean the actual knowledge of the Shareholder, and also means that Shareholder undertook due inquiry of the applicable matters. Except with respect to the immediately preceding sentence, "actual knowledge" of Shareholder shall mean the actual knowledge of Shareholder, without such inquiry.

            "Lease Consents" shall have the meaning given in Section 8.7 of this Agreement.

            "Leased  Properties"  shall  have the  meaning  given in Section
2.6.1 of this Agreement.

            "Leases" shall have the meaning given in Section 2.6.2 of this Agreement.

            "Marks" shall have the meaning given in Section 2.7.3 of this Agreement.

            "Multiemployer  Plan"  shall have the  meaning  given in Section
2.18.1 of this Agreement.

            "Net Worth" shall have the meaning given in Section 1.3.1 of this Agreement.

            "Net Worth  Adjustment"  shall have the meaning given in Section
1.3.1 of this Agreement.

            "Net Worth Adjustment Deficiency" shall have the meaning given in Section 1.2.2 of this Agreement.

            "PBGC" shall have the meaning given in Section 2.18.1 of this Agreement.

            "Pension Plan" shall have the meaning given in Section 2.18.1 of this Agreement.

            "Permitted Liens" shall mean (i) statutory landlords', mechanics', carriers', workmen's, repairmen's, or other like liens arising or incurred in the ordinary course of business with respect to liabilities not yet due or delinquent, or being contested in good faith by appropriate proceedings, (ii) liens for taxes, assessments and other governmental charges which are not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Warranted Balance Sheet), (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, retirement and other similar legislation for sums not yet due and payable, and (iv) deposits to secure performance of leases, statutory obligations, surety and appeal bonds, performance bonds and other like obligations incurred in the ordinary course of business.

            "Plan" shall have the meaning given in Section 2.18.1 of this Agreement.

            "412 Plan" shall have the meaning given in Section 2.18.1 of this Agreement.

            "Preliminary Closing Date Net Worth" shall have the meaning given in Section 1.3.2 of this Agreement.

            "Preliminary Net Worth Adjustment" shall have the meaning given in Section 1.3.2 of this Agreement.

            "Purchase Price" shall have the meaning given in Section 1.2 of this Agreement.

            "Regulation" shall have the meaning given in Section 2.15.1 of this Agreement.

            "Return" or  "Returns"  shall have the meaning  given in Section
2.15.1 of this Agreement.

            "Shareholder" shall have the meaning given in the heading of this Agreement.

            "Shareholder  Deficiencies"  shall  have  the  meaning  given in
Section 11A.2 of this Agreement.

            "Stock Rights" shall have the meaning given in Section 3.1 of this Agreement.

            "Tax" and "Taxes" shall have the meaning given in Section 2.15.1 of this Agreement.

            "Tax Claim" shall have the meaning given in Section 13.7 of this Agreement.

            "Treasury  Regulation"  shall  have  the  meaning  set  forth in
Section 2.15.1 of this Agreement.

            "Warranted  Balance  Sheet"  shall  have  the  meaning  given in
Section 2.4.1 of this Agreement.

            "Withdrawal Liabilities" shall have the meaning given in Section
2.18.1 of this Agreement.

15.   .ermination

15.1        This Agreement may be terminated at any time prior to the Closing
Date:

15.1.1            by the written agreement of Buyer and Shareholder;

15.1.2 by either Shareholder or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. EST on September 30, 1998, unless such date shall be extended by the mutual written consent of Shareholder and Buyer, provided that no party may give such notice if its breach (except a breach following a breach of this Agreement by the other party hereto) of this Agreement has precluded the consummation of this Agreement;

15.1.3 by Buyer by written notice to the other party if (i) the representations and warranties of Shareholder shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) if any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on September 30, 1998, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

15.1.4 by Shareholder by written notice to the other party if (i) the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) if any of the conditions set forth in Section 9 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on September 30, 1998, unless such failure shall be due to the failure of Shareholder to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing.

15.2 In the event of the  termination  of this  Agreement  pursuant  to this
Section 15, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 16.14 or in the Confidentiality Agreement and except for any liability resulting from such party's breach of this Agreement.

16.   .iscellaneous

16.1 Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.2 . This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Florida (notwithstanding any conflict-of-law doctrines of any state to the contrary) and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

16.3 . Any failure of Shareholder or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Shareholder or by Shareholder in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

16.4 . Any notice, request, demand or other communication permitted or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or if sent either by facsimile transmission, against which a confirmation of receipt is obtained by return facsimile transmission, by nationally recognized overnight courier service on the day intended for delivery, or by certified or registered mail, postage prepaid, three (3) business days after being so posted, to the following address:

                  If to Buyer:

                  Piercing Pagoda, Inc.
                  3910 Adler Place
                  Bethlehem, PA  18002
                  Attention:  Chairman of the Board
                  Telephone No:     (610) 691-0437
                  Facsimile No:     (610) 882-8343

                  with a copy to:

                  Wolf, Block, Schorr and Solis-Cohen LLP
                  Twelfth Floor, Packard Building
                  111 South Fifteenth Street
                  Philadelphia, Pennsylvania  19102
                  Attention:  Jason M. Shargel, Esquire
                  Telephone No:     (215) 977-2216
                  Facsimile No:     (215) 977-2740

                  If to Seller:

                  Richard P. Russ
                  2800 Sunset Drive
                  Sunset Island #1
                  Miami Beach, FL  33140
                  Telephone No:     (305) 673-1522
                  Facsimile No:     (305) 534-5347

                  with copies to:

                  Steel Hector & Davis LLP
                  200 South Biscayne Boulevard
                  Suite 8000
                  Miami, FL  33131-2398
                  Attention:  Thomas R. McGuigan, P.A.
                  Telephone No:     (305) 577-2850
                  Facsimile No:     (305) 577-7001

      Any party included above may designate a different address by giving written notice to the other parties to this Agreement in the manner provided in this Section.

16.5 . All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

16.6 . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Shareholder may not assign any of his rights or obligations hereunder. Buyer may assign any or all of its rights hereunder to any Affiliate of Buyer; provided, however, that Buyer shall remain responsible for the performance of all of its obligations under this Agreement notwithstanding any such assignment.

16.7 . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the parties reflected hereon as the signatories.

16.8 . The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.9 . In computing the number of days (unless business days is specified) for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

16.10 . This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.11 . The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

16.12 . Except as provided in Sections 4A.3, 11 and 11A, this Agreement shall inure to the benefit of the parties to this Agreement only and not to the benefit of any third party, including Shareholder's employees.

16.13 . Without Buyer's written consent, Shareholder, nor any person acting on his behalf shall issue a press release or otherwise disclose or publicize the execution of this Agreement, the terms hereof or the consummation of the transactions contemplated hereby. Buyer shall use its reasonable efforts to give Shareholder an opportunity to comment on any press release or other disclosure relating to this Agreement, the terms hereof or the transactions contemplated hereby.

16.14 . The parties hereto (and not the Company) shall each pay the expenses incurred by them in connection with the negotiation and performance of this Agreement and the agreements contemplated hereby; provided, however, that Company shall pay the expenses of Shareholder (and such payment shall be reflected in the calculation of the Preliminary Net Worth Adjustment, Preliminary Closing Date Net Worth, Final Net Worth Adjustment and Final Closing Date Net Worth). Except in connection with any arbitration proceeding as to which the arbitrator shall have the authority to award fees and expenses and other reasonable costs, and except as otherwise provided herein, the non-prevailing party shall pay the reasonable legal fees and expenses, and other reasonable costs, of the prevailing party in any litigation or other proceeding between the parties (or the Company) with respect to the rights and obligations of the parties hereunder.

16.15 . This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    PIERCING PAGODA, INC.


                                    By:  /s/  John F. Eureyecko
                                    Name:  John F.Eureyecko
                                    Title: President


Witness:                            SHAREHOLDER:


/s/ Joseph I. Emas                  /s/  Richard P. Russ
                                    Richard P. Russ

                           JOINDER OF GINA S. RUSS


      The undersigned, intending to be legally bound, agrees to execute the Agreement with Shareholder and the Joint Property Agreement at Closing.



                                    /s/  Gina S. Russ
                                    Gina S. Russ

DSB:523662.1

               The following list of exhibits and schedules to the Stock Purchase Agreement has been provided in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.


                                  EXHIBITS

Exhibit A      -  Escrow Agreement
Exhibit B      -  Employment and Non-Competition Agreement
Exhibit C      -  Release executed by Shareholder, Directors and Officers of
Company
Exhibit D      -  Certification Pursuant to Foreign Investment Real Property
Tax Act
Exhibit E      -  Legal Opinion of Counsel for Shareholder
Exhibit F      -  Joint Property Agreement
Exhibit G      -  Releases Executed by Buyer, Ears, Inc. and Company
Exhibit H      -  Legal Opinion of Counsel for Buyer

                                  SCHEDULES

Schedule 2.2   -  Officers, Directors, Bank Accounts, etc.
Schedule 2.3   -  Subsidiaries and Joint Ventures
Schedule 2.4   -  Financial Statements
Schedule 2.5   -  Liabilities; Accounts Receivable
Schedule 2.6   -  Real Estate
Schedule 2.7.1 -  Personal Property
Schedule 2.7.2 -  Marks
Schedule 2.8   -  Insurance
Schedule 2.9   -  Contracts, Leases, Agreements and Other Commitments
Schedule 2.9.3 -  Outstanding Written or Oral Proposals, Bids, Offers or
Guaranties
Schedule 2.10  -  Labor, Employment Contracts and Employee Benefit Plans
Schedule 2.11  -  Litigation
Schedule 2.12  -  Conflicting Interests
Schedule 2.13  -  Compliance with Law and Regulations
Schedule 2.14  -  Agreement Not in Breach of Other Instruments Affecting
                  Company; Governmental Consent
Schedule 2.15  -  Tax Matters
Schedule 2.16  -  Actions Since January 1, 1998
Schedule 2.18.2   -     Employee Benefit Plans
Schedule 2.18.3   -     Employment, Consultancy or Similar Agreements
Schedule 2.18.11  -     Plan Amendments
Schedule 4.2   -  Agreement Not in Breach of Other Instruments Affecting Buyer
Schedule 8.5   -  Certain Employee Indebtedness
Schedule 9.5   -  Repayment of Certain Indebtedness

--------
* In accordance with Item 601(b)(2) of Regulation S-K, this exhibit contains a list of the exhibits and schedules to the Stock Purchase Agreement, but omits copies of such exhibits and schedules. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

* In accordance with Item 601(b)(2) of Regulation S-K, this exhibit contains a list of the exhibits and schedules to the Stock Purchase Agreement, but omits copies of such exhibits and schedules. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.